Richmont Declines To Participate Further in Golden Wonder Exploration

Unsuccessful attempt to locate vein extension below 6th level leads Richmont to cancel further participation in Golden Wonder JV.

Friday, October 24, 2008

GIG HARBOR, Wash.--(BUSINESS WIRE)

LKA International, Inc. (OTCBB: LKAI) received notification from Richmont Mines (AMEX: RIC) that it has completed the “Initial Commitment Period” at LKA’s Golden Wonder mine and will not exercise its option to proceed with further joint venture plans/contributions.

Upon completion of a 16 hole drilling program, Richmont was unable to confirm the continuity of an economically viable ore zone below the mine’s sixth level. LKA is currently evaluating Richmont’s drilling data and has yet to draw any conclusions, other than the fact that historically the Golden Wonder veins have been difficult to locate. Veins within the Golden Wonder structure tend to pinch to less than an inch in width, with diminished gold values, and then reemerge in greater width and enrichment. This erratic behavior of mineralization occurs both vertically and horizontally within the structure and has lead to several failed exploration/mining attempts since the mine’s initial discovery in the late 1800s.

Richmont’s exploration efforts were focused, almost exclusively, on the area immediately below the previous production zone at the mine’s sixth level. Very little attention was directed to other potential targets within the mine. LKA will assess options for future exploration upon receipt of the remaining assays from Richmont’s drilling program and from samples recently taken by LKA in the upper levels of the mine.

About LKA

LKA is a Gig Harbor, WA based natural resource holding and development company. The Company's primary assets are the Golden Wonder mine and the Ute-Ule silver mine and mill. Both of these properties are located in Hinsdale County, CO.

Safe Harbor Statement

LKA's plans to resume/expand Golden Wonder production are subject to a number of conditions including, but not limited to, favorable geology, successful exploration efforts, favorable financing terms/availability, permits, gold prices, market conditions, etc. Mining and related activities are inherently high-risk endeavors and there can be no assurance that LKA will be successful.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, market conditions and price for the company's products, reliance on key personnel, availability of labor, equipment, consulting services, financing and technological changes, as well as any and all 'other risks' associated with business.

Contact:

LKA International, Inc.

Kye A. Abraham, 253-851-7486

Website: http://www.lkaintl.com